EXHIBIT 2.2

                               TABLE OF CONTENTS

1.       Siemens Pacesetter, Inc. and Affiliate
         Report and Combined Financial Statements
         September 30, 1994

2.       Siemens Pacesetter, Inc.
         Report and Financial Statements
         September 30, 1992 and 1993

3.       Non-U.S. Operations of Siemens Cardiac Systems
         U.S. GAAP Financial Statements
         Year Ended September 30, 1994

4.       European Operations of Siemens Cardiac Systems
         U.S. GAAP Financial Statements
         For the Years Ended September 30, 1993 and 1992




                            SIEMENS PACESETTER, INC.
                                 AND AFFILIATE

                    REPORT AND COMBINED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1994



Report of Independent Accountants


To the Board of Directors and Shareholder of Siemens Pacesetter, Inc. and Affiliate


In our opinion, the accompanying combined balance sheet and the related combined statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Siemens Pacesetter, Inc., (a wholly owned subsidiary of Siemens Corporation) and affiliate at September 30, 1994, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

As discussed in Note 10, the Company is a defendant in a class action suit claiming damages in connection with certain cardiac pacing devices. The ultimate outcome or liability resulting from this suit, if any, is not presently determinable.




\s\ Price Waterhouse LLP
Woodland Hills, California
November 4, 1994




SIEMENS PACESETTER, INC. AND AFFILIATE
COMBINED BALANCE SHEET ($ IN THOUSANDS)
SEPTEMBER 30, 1994


                                     ASSETS

Cash                                             $     605
Accounts receivable (net of allowance
 for doubtful accounts of $611)                     42,983
Inventories (Note 3)                                62,164
Due from affiliates                                 12,500
Deferred taxes (Note 5)                              6,884
Prepaid expenses                                       627

 Total current assets                              125,763

Property and equipment, net (Note 4)                32,110
Intangible assets, net                              45,734
Deferred taxes (Note 5)                              1,049
Other assets                                         5,000
Net intercompany receivable (Note 7)                79,300

 Total assets                                    $ 288,956

                      LIABILITIES AND SHAREHOLDER'S EQUITY

Accounts payable                                 $  28,466
Accrued expenses                                    31,852
Income taxes payable (Note 5)                       23,134
Due to affiliates (Note 7)                           8,627

 Total current liabilities                          92,079

Other noncurrent liabilities (Note 8)                2,381

Commitments and contingencies (Notes 6 and 10)

Common stock, $1.00 par value, 1,000
 shares authorized, issued and outstanding               1
Additional paid-in capital                          98,642
Retained earnings                                   95,853

 Total shareholder's equity                        194,496

 Total liabilities and shareholder's equity      $ 288,956

   The accompanying notes are an integral part of these financial statements.


SIEMENS PACESETTER, INC. AND AFFILIATE
COMBINED STATEMENT OF INCOME AND RETAINED EARNINGS ($ IN THOUSANDS) FOR THE YEAR ENDED SEPTEMBER 30, 1994



Net sales                                        $ 294,549
Cost of products sold                               82,422

     GROSS PROFIT                                  212,127

Operating expenses
 Selling                                            75,768
 General and administrative                         28,668
 Research and development                           24,988
 Royalties                                          17,438
 Depreciation and amortization                      11,086

     TOTAL OPERATING EXPENSES                      157,948

Operating income                                    54,179

 Interest income                                     2,344
 Other expense                                        (162)

     INCOME BEFORE INCOME TAXES                     56,361

Provision for income taxes                          22,013

     NET INCOME                                     34,348

Retained earnings, beginning of year                61,505

RETAINED EARNINGS, END OF YEAR                   $  95,853



      The accompanying notes are an integral part of these financial statements.




SIEMENS PACESETTER, INC. AND AFFILIATE
COMBINED STATEMENT OF CASH FLOWS ($ IN THOUSANDS)
FOR THE YEAR ENDED SEPTEMBER 30, 1994



Cash flows from operating activities:
   Net income                                     $ 34,348

Adjustments to reconcile net income to net cash
 provided by operating activities:
  Depreciation and amortization                     13,215
  Deferred income taxes                              5,215
Changes in assets and liabilities:
  Accounts receivable, net                         (10,922)
  Inventories                                       (6,519)
  Due from affiliates                                1,471
  Prepaid expenses                                     342
  Other assets                                          94
  Accounts payable                                  13,226
  Accrued expenses                                 (12,203)
  Income taxes payable                              22,265
  Other noncurrent liabilities                      (3,431)

     NET CASH PROVIDED BY OPERATING ACTIVITIES      57,101

Cash flows from investing activities:
 Net capital additions                             (18,589)

     NET CASH USED IN INVESTING ACTIVITIES         (18,589)

Cash flows from financing activities:
 Net intercompany receivable                       (38,240)

     NET CASH USED IN FINANCING ACTIVITIES         (38,240)

Net increase in cash                                   272

Cash at beginning of year                              333

Cash at end of year                               $    605

   The accompanying notes are an integral part of these financial statements.


SIEMENS PACESETTER, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS ($ IN THOUSANDS)
SEPTEMBER 30, 1994

1. BASIS OF PRESENTATION

Siemens Pacesetter, Inc. (the "Company"), a Delaware corporation, is engaged in the design, manufacture and sale of cardiac pacing systems. The Company is a wholly owned subsidiary of Siemens Corporation ("Siemens"). The accompanying financial statements have been prepared as if the Company had operated as an independent stand alone entity for the period presented.

These financial statements also include the pacing operations of Siemens Electric, Limited, (a wholly owned subsidiary of Siemens AG) the Company's Canadian affiliate. All material intercompany accounts and transactions have been eliminated.

The Company has been sold to a public company effective September 30, 1994. The accompanying financial statements do not include any adjustments which may result from this change in ownership.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the more significant accounting policies followed by the Company in preparing these financial statements is as follows:

REVENUES AND RECEIVABLES
The Company sells its products primarily to hospitals and distributors, both domestically and internationally. Revenues and receivables are generally recorded when products are implanted in patients. The Company's sales are concentrated primarily in North America. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base and their geographic dispersion. The Company does not require collateral and maintains reserves for potential credit losses which historically have been consistent with management's expectations.

INVENTORIES
Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

PROPERTY AND EQUIPMENT
Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from three to eight years. Additions and betterments are capitalized. Maintenance and repairs are charged to expense as incurred. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease. When property or equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts. Gains or losses from retirements and disposals are recorded as other income or expense.

INTANGIBLE ASSETS AND AMORTIZATION
Intangible assets, which arise principally from the acquisition of the Company's predecessor by Siemens in 1985, are recorded at cost, less accumulated amortization. The excess of cost over the fair value of net assets acquired at the date of acquisition is amortized over a period not exceeding 30 years. Other intangible assets, including licensing agreements, are amortized over the shorter of the term of the agreement or their estimated useful lives. Amortization is recorded using the straight-line method. Accumulated amortization totalled $39,080 at September 30, 1994.

The Company monitors its goodwill and other intangibles to determine whether any impairment of these assets has occurred. In making such determination with respect to goodwill, the Company evaluates the operating performance of the underlying product lines and business which gave rise to such amount. With respect to other intangibles, the Company bases its determination on the performance of the related products.

PROVISION FOR WARRANTY CLAIMS
Provision for warranty costs are recorded at the time products are sold and are reviewed and adjusted by management periodically to reflect actual and anticipated experience.

INCOME TAXES
Siemens' consolidated income tax provision has generally been allocated to the Company as if the Company filed separate income tax returns.

The Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109) during fiscal 1994. Under the provisions of SFAS No. 109, deferred tax liabilities or assets reflect the tax effects of temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. In estimating deferred tax balances, the Company considers all expected future events other than enactments of changes in the tax law or rates. The cumulative and current year impact effect of this accounting change was not material to the financial position and operating results of the Company.

RESEARCH AND DEVELOPMENT
Research and development costs are expensed as incurred.


3. INVENTORIES

Inventories consist of the following:

   Raw materials                      $25,235
   Work in process                     18,142
   Finished goods                      18,787

                                      $62,164


4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following:


Programmers                           $30,222
Test equipment                         16,615
Computer equipment                     15,620
Machinery and equipment                 6,652
Furniture and fixtures                  4,983
Tooling and molds                       4,396
Building                                6,008
Land                                    2,841

                                       87,337

   Less - Accumulated depreciation    (55,227)

                                      $32,110

Depreciation expense for the year ended September 30, 1994 aggregated $9,771.


SIEMENS PACESETTER, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS ($ IN THOUSANDS)
SEPTEMBER 30, 1994

5. INCOME TAXES

The provision for income taxes for the year ended September 30, 1994 is comprised of the following:

  Current provision:
   Federal                                               $ 14,751
   State                                                    2,047

                                                           16,798
  Deferred provision:
   Federal                                               $  3,752
   State                                                    1,463

      Total provision for income taxes                   $ 22,013

The difference between the provision for income taxes and income taxes computed using the U.S. federal income tax rate are as follows:

Amount computed using the statutory rate                 $ 19,726
Increase in taxes resulting from:
  State and other income taxes, net of federal benefit      2,281
  Amortization of intangibles                                 575
  Research and development credit                            (780)
  Other, net                                                  211

      Provision for income taxes                         $ 22,013

Deferred tax liabilities and assets at September 30, 1994 comprised the following items:

Deferred tax liabilities:
   Depreciation                                          $    834

      Subtotal                                                834

Deferred tax assets:
   Payroll and related items                                3,723
   Warranties                                               1,858
   Inventories                                              1,907
   Pension                                                    975
   Other                                                      304

      Subtotal                                              8,767

Net deferred tax assets                                  $  7,933


SIEMENS PACESETTER, INC. AND AFFILIATE
NOTES TO COMBINED FINANCIAL STATEMENTS ($ IN THOUSANDS)
SEPTEMBER 30, 1994

6. COMMITMENTS

On August 26, 1992, the Company entered into a cross licensing agreement which requires royalty payments at varying rates on future sales of cardiac stimulation devices for a period of ten years.

The Company has entered into employment and severance agreements with six key executive employees which expire at various dates through October 1998. The aggregate commitment for future salaries under these employment agreements is approximately $7,967.

In November 1993, the Company established a supplemental executive retirement plan for the purposes of attracting and retaining key executives by providing selected executives with supplemental pension benefits. This plan also provides certain enhanced retirement benefits, based principally upon years of service, in the event of a sale of the Company prior to the executive's retirement.

The Company leases its principal facility from a related party. In addition, the Company has entered into various other leases for certain facilities and equipment. Some leases require, in addition to rental payments, the payment of property taxes and maintenance costs. Net rental expense under all operating leases for the year ended September 30, 1994 were $3,644. Total minimum rental payments in each of the following five fiscal years are as follows:

     1995                  $ 3,729
     1996                    3,677
     1997                    3,601
     1998                    3,467
     1999                    3,338
     Thereafter              3,750

7. TRANSACTIONS WITH AFFILIATES

Effective October 1, 1994, the Company purchased certain facilities from an affiliate for an aggregate total purchase price of $8,800, which approximated the affiliate's net book value as of the date of sale.

The Company is allocated an amount for Siemens' general corporate expenses. In addition, the Company is charged for certain other amounts incurred by Siemens that directly benefit or are specifically related to the Company, such as insurance premiums, employee benefits costs, tax services and legal fees. Corporate charges totalled $2,745 for the year ended September 30, 1994. In the opinion of management, the allocation methods used to allocate general corporate and other expense are reasonable and adequate, but not excessive, as compared to the services provided.

Pursuant to an intercompany tax sharing agreement, the Company pays Siemens an amount equal to the Company's income tax liability as calculated on a separate return basis.

The Company also participates in Siemens' centralized cash management system. Under this system, cash received from the Company's operations is transferred to Siemens' centralized cash accounts and cash disbursements are funded from the centralized accounts.

8. EMPLOYEE BENEFIT PLANS

SIEMENS U.S. DEFINED BENEFIT PLAN
The Company has a pension plan for its employees. Employees are included in Siemens Retirement Plan and, accordingly, $1,374 was allocated to the Company by Siemens for its share of salaried employees' pension expense for the year ended September 30, 1994. At September 30, 1994, accrued pension costs relating to the Company's participation in the pension plan were $2,381. This amount is reported as other noncurrent liabilities in the accompanying balance sheet.

DEFINED CONTRIBUTION PLAN
The Company also maintains a defined contribution plan for the benefit of its employees. This plan enables employees to contribute up to the maximum limits allowed by Internal Revenue Code Section 401(k). The Company also matches a portion of the employee's contribution. Such contributions are made in accordance with the provisions of the plan. The Company's has accrued a contribution of $1,050 related to the year ended September 30, 1994.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS AND CURRENCY ADJUSTMENTS

In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 107, "Disclosures About Fair Value of Financial Statements." This Statement requires companies to disclose an estimate of the fair value of financial instruments, both on and off balance sheet, if it is practical to do so. Fair value is defined as the amount at which an instrument could be exchanged in a current transaction. The recorded amounts of the Company's financial instruments, principally cash, accounts receivable and accounts payable, approximate their fair values.

10. CONTINGENCIES

The Company is a defendant in a class action lawsuit filed by recipients of certain of its cardiac pacing products. The matter is currently in pretrial discovery. Management is unable to predict the ultimate outcome of this action or its effect on the Company's results of operations and financial position.

The Company is a defendant in various other lawsuits which are normal to the nature of its business. In addition, the Company is the subject of examinations being conducted by certain local tax authorities regarding both property taxes and sales and use taxes. At the present time, the examinations are not yet completed and an assessment, if any, has not yet been made. Management believes that the ultimate resolution of these matters will not have a materially adverse effect on the Company's financial position or results of operations.

In January 1994, the Company's principal manufacturing facility in Sylmar, California was damaged in the Northridge Earthquake. The Company has filed insurance claims in the amount of $13,500 of which $6,500 has been collected to date. Management anticipates filing additional claims.

11. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

For the year ended September 30, 1994, the Company paid $2,120 and $527 for interest and income taxes, respectively.



                            SIEMENS PACESETTER, INC.
                        REPORT AND FINANCIAL STATEMENTS
                          SEPTEMBER 30, 1992 AND 1993




Report of Independent Accountants

June 22, 1994

To the Board of Directors and Shareholder of Siemens Pacesetter, Inc.


In our opinion, the accompanying balance sheet and the related statements of income and retained earnings and of cash flows present fairly, in all material respects, the financial position of Siemens Pacesetter, Inc. at September 30, 1993 and 1992, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 10, the Company is a defendant in a class action suit claiming damages in connection with certain cardiac pacing devices. The ultimate outcome or liability resulting from this suit, if any, is not presently determinable.



\s\ Price Waterhouse



SIEMENS PACESETTER, INC.

BALANCE SHEET ($ IN THOUSANDS)
                                                         SEPTEMBER 30,
                                                       1992        1993
ASSETS

Cash                                                 $  4,933   $    333
Accounts receivable (net of allowance
 for doubtful accounts of $385 and $457)               33,898     32,061
Inventories (Note 3)                                   66,507     55,645
Deferred taxes (Note 5)                                 8,261      9,558
Due from affiliates                                     5,345      6,321
Prepaid expenses                                          988        969

    TOTAL CURRENT ASSETS                              119,932    104,887

Property and equipment, net (Note 4)                   25,814     23,377
Intangible assets, net                                 52,402     49,093
Deferred taxes (Note 5)                                 4,513      3,590
Other assets                                                1      5,094
Net intercompany receivable (Note 7)                              40,404

    TOTAL ASSETS                                     $202,662   $226,445

LIABILITIES AND SHAREHOLDER'S EQUITY

Accounts payable                                     $ 13,387   $ 15,930
Accrued expenses                                       25,174     44,924
Due to affiliates (Note 7)                              3,682        287
Net intercompany payable (Note 7)                      11,232

    TOTAL CURRENT LIABILITIES                          53,475     61,141

Other noncurrent liabilities (Note 8)                   4,258      5,812

Commitments and contingencies (Notes 6, 10 and 12)

Common stock, $1 per share par value, 1,000 shares
 authorized, issued and outstanding                         1          1
Additional paid-in capital                             98,642     98,642
Retained earnings                                      46,286     60,849

    TOTAL SHAREHOLDER'S EQUITY                        144,929    159,492

    TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY       $202,662   $226,445


The accompanying notes are an integral part of these financial statements.


SIEMENS PACESETTER, INC.

STATEMENT OF INCOME AND RETAINED EARNINGS ($ IN THOUSANDS)

                                          FOR THE YEAR ENDED
                                             SEPTEMBER 30,
                                           1992         1993

Net sales                               $ 255,796    $ 254,701
Cost of products sold                      66,861       77,374

    GROSS PROFIT                          188,935      177,327

Operating expenses
 Selling                                   67,810       67,991
 General and administrative                35,741       21,736
 Research and development                  20,913       23,429
 Royalties                                  3,565       13,663
 Depreciation and amortization             11,293       11,477

    TOTAL OPERATING EXPENSES              139,322      138,296

Operating income                           49,613       39,031
 Settlement of litigation (Note 10)        50,700
 Interest income                           (2,081)      (4,086)
 Interest expense                           1,742        3,390
 Other expense                              1,352          750

    INCOME (LOSS) BEFORE INCOME TAXES      (2,100)      38,977

Provision for income taxes                    898       15,275

    NET INCOME (LOSS)                      (2,998)      23,702

Retained earnings, beginning of year       52,483       46,286

Less: dividends paid                       (3,199)      (9,139)

RETAINED EARNINGS, END OF YEAR          $  46,286    $  60,849



The accompanying notes are an integral part of these financial statements.


SIEMENS PACESETTER, INC.

STATEMENT OF CASH FLOWS ($ IN THOUSANDS)

                                                      FOR THE YEAR ENDED
                                                         SEPTEMBER 30,
                                                        1992       1993

Cash flows from operating activities:
 Net income (loss)                                   $ (2,998)   $ 23,702
 Adjustments to reconcile net income (loss) to net
  cash provided by operating activities:
    Depreciation and amortization                      13,733      13,607
    Deferred income taxes                              (1,661)       (374)
 Changes in assets and liabilities
    Accounts receivable, net                           (1,434)      1,837
    Inventories                                       (14,547)     10,862
    Prepaid expenses                                      456          19
    Due from affiliates                                (1,983)     (4,371)
    Other assets                                          317      (5,093)
    Accounts payable                                   (5,267)      2,543
    Accrued expenses                                  (24,907)      8,512
    Other noncurrent liabilities                        1,238       1,554

     NET CASH PROVIDED BY OPERATING ACTIVITIES        (37,052)     52,798

Cash flows from investing activities:
 Net capital additions                                (14,182)     (7,855)

     NET CASH USED IN INVESTING ACTIVITIES            (14,182)     (7,855)

Cash flows from financing activities:
 Dividends paid                                        (3,199)     (9,139)
 Net intercompany receivable                           55,552     (40,404)

     NET CASH USED IN FINANCING ACTIVITIES             52,353     (49,543)

     NET INCREASE (DECREASE) IN CASH                    1,119      (4,600)

 Cash at beginning of year                              3,814       4,933

 Cash at end of year                                 $  4,933    $    333



The accompanying notes are an integral part of these financial statements.


SIEMENS PACESETTER, INC.

NOTES TO FINANCIAL STATEMENTS ($ IN THOUSANDS)

1. BASIS OF PRESENTATION

   Siemens Pacesetter, Inc. (the "Company"), a Delaware corporation, is engaged in the design, manufacture and sale of cardiac pacing systems. The Company is a wholly owned subsidiary of Siemens Corporation ("Siemens"). The accompanying financial statements have been prepared as if the Company had operated as an independent stand alone entity for the period presented.

   These financial statements exclude the assets, liabilities, revenues and expenses of Siemens Infusion Systems, Inc. (including its predecessor Minimed Technologies) and Siemens Infusion Systems, Ltd., a California limited partnership, both of which are affiliates of the Company but which are not engaged in the cardiac pacing business.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   A summary of the more significant accounting policies followed by the Company in preparing these financial statements is as follows:

   REVENUES AND RECEIVABLES
   The Company sells its products primarily to hospitals and distributors, both domestically and internationally. Revenues and receivables are generally recorded when products are implanted in patients. The Company's sales are concentrated primarily in North America. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Company's customer base and their geographic dispersion. The Company does not require collateral and maintains reserves for potential credit losses which historically have been consistent with management's expectations.

   INVENTORIES
   Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

   PROPERTY AND EQUIPMENT
   Property and equipment are recorded at cost and are depreciated using the straight-line method over their estimated useful lives, ranging from three to eight years. Additions and betterments are capitalized. Maintenance and repairs are charged to expense as incurred. Leasehold improvements are amortized over the shorter of their estimated useful lives or the term of the lease. When property or equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts. Gains or losses from retirements and disposals are recorded as other income or expense.

   INTANGIBLE ASSETS AND AMORTIZATION
   Intangible assets, which arise principally from the acquisition of the Company's predecessor by Siemens in 1985, are recorded at cost, less accumulated amortization. The excess of cost over the fair value of net assets acquired at the date of acquisition is amortized over a period not exceeding 30 years. Other intangible assets, including licensing agreements, are amortized over the shorter of the term of the agreement or their estimated useful lives. Amortization is recorded using the straight-line method. Accumulated amortization totalled $32,434, and $35,731 at September 30, 1992 and 1993, respectively.

   The Company monitors its goodwill and other intangibles to determine whether any impairment of these assets has occurred. In making such determination with respect to goodwill, the Company evaluates the performance of the underlying entity which gave rise to such amount. With respect to other intangibles, the Company bases its determination on the performance of the related products.

   PROVISION FOR WARRANTY CLAIMS
   Provision for warranty costs are recorded at the time products are sold and are reviewed and adjusted by management periodically to reflect actual and anticipated experience.

   INCOME TAXES
   Siemens' consolidated income tax provision has generally been allocated to the Company as if the Company filed separate income tax returns.

   Income taxes have been determined under Statement of Financial Accounting Standards No. 96, "Accounting for Income Taxes", which requires that any deferred tax liability or asset be determined based upon the differences between the financial statement and tax bases of assets and liabilities as measured by enacted tax rates in effect in the years in which the differences are expected to reverse. The total tax expense is the amount of income taxes expected to be payable for the current year plus (or minus) the change from the beginning of the year in the deferred tax liability or asset established for the expected future tax consequences resulting from differences in the financial reporting and tax bases of assets and liabilities.

   In February 1992, the Financial Accounting Standards Boards released Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The Company expects to adopt this standard in fiscal 1994. The impact on the Company's financial statements which will result from the adoption of this standard has not been determined.

   RESEARCH AND DEVELOPMENT
   Research and development costs are expensed as incurred.


3. INVENTORIES

   Inventories consist of the following:

                                        SEPTEMBER 30,
                                        1992     1993

       Raw materials                  $16,461   $15,456
       Work in process                 18,245    14,975
       Consigned inventory             15,915    16,661
       Finished goods                  15,886     8,553

                                      $66,507   $55,645


4. PROPERTY AND EQUIPMENT

   Property and equipment consist of the following:

                                        SEPTEMBER 30,
                                       1992      1993

      Programmers                    $26,452   $28,023
      Test equipment                  13,360    14,532
      Computer equipment               9,976    12,902
      Machinery and equipment          4,376     5,944
      Furniture and fixtures           7,819     4,844
      Tooling and molds                2,796     3,861

                                      64,779    70,106

     Less - Accumulated depreciation  38,965    46,729

                                     $25,814   $23,377

   Depreciation expense for the years ended September 30, 1992 and 1993 aggregated $9,873 and $10,298, respectively.


5. INCOME TAXES

   The provision for income taxes is as follows:

                                         SEPTEMBER 30,
                                        1992       1993
     Federal income taxes:
       Current provision             $  1,802    $ 13,454
       Deferred provision              (1,661)       (374)
     State income taxes:
       Current provision                  757       2,195

                                     $    898    $ 15,275

   The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate are as follows:

                                                            SEPTEMBER 30,
                                                           1992       1993

    Amount computed using the statutory rate            $   (714)   $ 13,642
    Increase in taxes resulting from:
     State and other income taxes, net of federal benefit    500       1,466
     Amortization of intangibles                             703         588
     Research and development credit                        (339)       (876)
     Change in tax rates                                                 347
     Other permanent items                                   514         157
     Other, net                                              234         (49)

     Provision for income taxes                         $    898    $ 15,275

   The significant components of the Company's deferred tax assets are as follows:

                                                             SEPTEMBER 30,
                                                           1992        1993

     Payroll and related items                          $  3,959    $  3,840
     Warranties                                            1,780       1,909
     Inventories                                           2,613       2,272
     Pension                                               1,822       2,379
     Accrued expenses                                      1,498       1,349
     Other, net                                            1,102       1,399

     TOTAL DEFERRED TAX ASSETS                          $ 12,774    $ 13,148


6. COMMITMENTS

   On August 26, 1992, the Company entered into a cross licensing agreement which requires royalty payments at varying rates on future sales of cardiac stimulation devices for a period of ten years (See Note 10).

   The Company has entered into employment and severance agreements with six key executive employees which expire at various dates through October 1998. The aggregate commitment for future salaries under these employment agreements is approximately $10,144.

   In November 1993, the Company established a supplemental executive retirement plan for the purposes of attracting and retaining key executives by providing selected executives with supplemental pension benefits. This plan also provides certain enhanced retirement benefits, based principally upon years of service, in the event of a sale of the Company prior to the executive's retirement.

   The Company leases its principal facility from a related party. In addition, the Company has entered into various other leases for certain facilities and equipment. Some leases require, in addition to rental payments, the payment of property taxes, and maintenance costs. Net rental expense under all operating leases for the years ended September 30, 1992 and 1993 were $3,795 and $3,780, respectively. Total minimum rental payments in each of the following five fiscal years are as follows:

        1994              $ 3,788
        1995                3,774
        1996                3,703
        1997                3,475
        1998                3,398
        Thereafter          3,329

7. TRANSACTIONS WITH PARENT

   The Company is allocated an amount for Siemens' general corporate expenses. In addition, the Company is charged for certain other amounts incurred by Siemens that directly benefit or are specifically related to the Company, such as insurance premiums, employee benefits costs, tax services and legal fees. Corporate charges totalled $1,857 and $2,220 for the years ended September 30, 1992 and 1993, respectively. In the opinion of management, the allocation methods used to allocate general corporate and other expense are reasonable and adequate, but not excessive, as compared to the services provided.

   The Company both purchases and sells cardiac pacing devices to an affiliate in Europe. At September 30, 1992 and 1993, the Company has amounts due from this affiliate of $5,345 and $5,923, respectively. Sales made to this affiliate for the years ended September 30, 1992 and 1993 aggregated $32,666 and $30,584, respectively. In addition, the Company had purchases of $2,254 and $2,910 for the years ended September 30, 1992 and 1993, respectively, from the affiliate.

   Pursuant to an intercompany tax sharing agreement, the Company pays Siemens an amount equal to the Company's liability on a separate return basis.

   The Company also participates in Siemens' centralized cash management system. Under this system, cash received from the Company's operations is transferred to Siemens' centralized cash accounts and cash disbursements are funded from the centralized accounts.

8. EMPLOYEE BENEFIT PLANS

   SIEMENS U.S. DEFINED BENEFIT PLAN
   The Company has a pension plan for its employees. Employees are included in Siemens Retirement Plan and, accordingly, $1,657 and $1,554 was allocated to the Company by Siemens for its share of salaried employees' pension expense for the years ended September 30, 1992 and 1993, respectively. At September 30, 1992 and 1993 accrued pension costs relating to the Company's participation in the pension plan were $4,258 and $5,812, respectively. This amount is reported as other noncurrent liabilities in the accompanying balance sheet.

   DEFINED CONTRIBUTION PLAN
   The Company also maintains a defined contribution plan for the benefit of its employees in the United States. This plan enables employees to contribute up to the maximum limits allowed by Internal Revenue Code Section 401(k). The Company also matches a portion of the employee's contribution. Such contributions are made in accordance with the provisions of the plan. The Company's contribution amounted to $842 and $885 during the years ended September 30, 1992 and 1993, respectively.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS AND CURRENCY ADJUSTMENTS

   In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 107, "Disclosures About Fair Value of Financial Statements." This Statement requires companies to disclose an estimate of the fair value of financial instruments, both on and off balance sheet, if it is practical to do so. Fair value is defined as the amount at which an instrument could be exchanged in a current transaction. The recorded amounts of the Company's financial instruments, principally cash, accounts receivable and accounts payable, approximate their fair values.

10. LEGAL MATTERS

    On August 26, 1992, a patent infringement dispute with a publicly held company was settled. The settlement resulted in the Company making a $50 million nonrefundable payment, a $25 million payment which is refundable under specific conditions and payment of royalties based upon future sales of pacemakers beginning August 1, 1992 for a period of ten years.

    The Company is a defendant in a class action lawsuit filed by recipients of certain of its cardiac pacing products. The matter is currently in pretrial discovery. Management is unable to predict the ultimate outcome of this action or its effect on the Company's results of operations and financial position.

    In February 1994, Siemens Medical System, Inc., the immediate parent of the Company, entered into a Consent Order with the United States Food and Drug Administration ("FDA"). Pursuant to its terms, the Company is obligated to correct all deficiencies, if any, in the area of good manufacturing practices ("GMP") alleged by the FDA since January 1, 1992, to comply with such GMP regulations, and to certify to the FDA the actions taken to ensure such compliance. No fines, penalties or recalls were imposed as a result of this action. The certification called for by the Consent Order was submitted on April 18, 1994. Management does not believe the ultimate resolution of this matter will have a material adverse effect on the Company's financial position or results of operations.

    The Company is a defendant in various other lawsuits which are normal to the nature of its business. Management believes that the ultimate resolution of these matters will not have a materially adverse effect on the Company's financial position or results of operations.

11. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

    For the year ended September 30, 1992, the Company paid $1,742 and $21,899 for interest and income taxes, respectively.

    For the year ended September 30, 1993, the Company paid $3,390 and $2,559 for interest and income taxes, respectively.

12. SUBSEQUENT EVENTS

    In January 1994, the Company's principal manufacturing facility in Sylmar, California was damaged in the Northridge earthquake. The Company has filed insurance claims which are subject to the insurer's audit.

    In October 1993, the Company agreed to purchase certain real property and buildings located near its principal facility from an affiliated company. The total purchase price approximated $9 million.

    Subsequent to September 30, 1993, Siemens Medical Systems, Inc. retained an investment advisor in order to pursue the sale of the Company. On June 26, 1994 an agreement was reached to sell the Company subject to the fulfillment of certain conditions precedent to the closing, including approval by certain regulatory authorities.




                              NON-US OPERATIONS OF

                            SIEMENS CARDIAC SYSTEMS

                          US GAAP FINANCIAL STATEMENTS

                         YEAR ENDED SEPTEMBER 30, 1994



REPORT OF INDEPENDENT AUDITORS


To the management and owners of Siemens Non-US Cardiac Systems operations and Affiliates.


We have audited the accompanying combined balance sheet of Siemens Non-US Cardiac Systems operations and Affiliates (the Company) as of September 30, 1994, and the related combined statements of income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 30, 1994, and the result of its operations and its cash flow for the year then ended in conformity with generally accepted accounting principles.


December 16, 1994


\s\ Coopers & Lybrand






                  NON-US OPERATIONS OF SIEMENS CARDIAC SYSTEMS

COMBINED BALANCE SHEET ($ IN THOUSANDS)

                                                      September 30, 1994
ASSETS
Cash                                                        $  1,038
Accounts receivable, net                                      42,621
Inventories, net                                              30,848
Due from affiliates                                            1,030
Deferred income taxes                                          3,754
Prepaid expenses                                                 430

         Total current assets                                 79,721

Property and equipment, net                                    6,734
Other assets                                                      47

         TOTAL ASSETS                                       $ 86,502


LIABILITIES, SHAREHOLDER'S AND DIVISION EQUITY
Accounts payable - to affiliates                            $ 12,399
Accounts payable - other                                       3,586
Accrued expenses                                               6,908
Notes payable - Siemens                                        3,401
Current deferred income taxes                                  1,067

         Total current liabilities                            27,361

Pension and employee termination obligations                       0
Deferred income taxes                                          2,883

Common stock                                                   1,684
Division equity and paid in capital                           66,157
Cumulative translation adjustment                           - 11,583

     Total shareholder's and division equity                  56,258

     TOTAL LIABILITIES, SHAREHOLDER'S AND DIVISION EQUITY   $ 86,502


COMBINED STATEMENT OF INCOME ($ IN THOUSANDS)

                                                  Year ended September 30, 1994

Net sales                                                   $152,906
Cost of products sold                                         74,940

         Gross profit                                         77,966

Operating expenses

    Selling expenses                                          37,638
    General and administrative                                 9,047
    Research and development                                   9,282
    Royalties                                                  5,486
    Other expense (income)                                        15

         Total operating expenses                             61,468

Operating income                                              16,498

Interest expense (income)                                        952

    Income before income taxes                                15,546

Provision for income taxes                                     5,575

    NET INCOME                                              $  9,971


COMBINED STATEMENT OF CASH FLOWS ($ IN THOUSANDS)

                                                   Year ended September 30, 1994

CASH FLOWS FROM OPERATING ACTIVITIES:

    Net income                                              $  9,971

    Adjustments to reconcile net income to net cash provided by (used for) operating activities

    Depreciation and amortization                              2,790
    Provision for deferred income taxes                        1,321
    Changes in assets and liabilities:
       Accounts receivable, net                               10,856
       Inventories, net                                       -2,927
       Other                                                  -9,896
       Accounts payable and accrued expenses                  -2,846

         Net cash provided by operating activities             9,269

CASH FLOWS FROM INVESTING ACTIVITIES:

    Capital expenditures                                      -2,640

         Net cash (used) for investing activities             -2,640

CASH FLOWS FROM FINANCING ACTIVITIES:

    Decrease / increase in amounts due parent                 -6,520

         Net cash (used in) financing activities              -6,520

    Effect of exchange rate changes on cash                       65

         Net increase (decrease) in cash                         174

    Cash at beginning of year                                    864

    Cash at end of year                                     $  1,038


NOTES TO COMBINED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

     The Company's primary business is the design, manufacture and sale of cardiac pacemakers. The accompanying financial statements include the accounts of the following entities which comprise the Non-US Operations of the Company:

     - Siemens Cardiac Systems Business in Sweden, a division of Siemens-Elema
       AB.
     - Siemens Cardiac Systems Business in Germany, a part of the Siemens Medical Division of Siemens AG.
     - Siemens Cardiac Systems Business in Italy, a part of Siemens S.P.A.
     - Siemens Pacesetter S.A. in France, a wholly-owned subsidiary of Siemens S.A.
     - Siemens Cardiac Systems Business in Spain, a part of Siemens S.A..
     - Medical Production Ltd., in the United Kingdom, a subsidiary of Siemens plc.

     The combined financial statements also include sales of affiliated cardiac systems products in the United Kingdom, Denmark, Belgium, Finland, Austria, Netherlands, Portugal, Venezuela, Croatia and South Africa, and will in the following be referred to as "the Company" or "Non-US Operations".

     The accompanying combined financial statements have been prepared as if the Non-US Operations of the Company, described above, had operated as a stand alone entity for the period presented. These combined financial statements include substantially all of the combined assets, liabilities, revenues and expenses of certain divisions and subsidiaries of Siemens which comprise Siemens' Non-US Cardiac Pacing Operations. All material transactions between entities included in the combined financial statements have been eliminated.

     As further discussed in note 10, in connection with the sale of the business (see note 14), certain employee related benefit liabilities, that are the direct responsibility of Siemens-Elema AB and certain other parent companies, have been excluded from liabilities in this presentation.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     A summary of the more significant accounting policies followed by the Non-US Operations in preparing these financial statements is as follows:

     Revenues and receivables

     The Non-US Operations sell their products primarily to hospitals and distributors. Sales are concentrated primarily in Europe and Japan. Revenues and receivables are generally recorded when products are implanted in patients. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the Non-US Operations' customer base and their dispersion across many different geographies. The Non-US Operations do not require collateral and maintain reserves for potential credit losses which historically have been consistent with management's expectations.

     Inventories

     Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

     Property and equipment

     Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to eight years. Additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the term of the lease. When property or equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts. Gains or losses from retirements and disposals are recorded as other income or expense.

     Provision for warranty claims

     Provision for warranty costs are recorded at the time products are sold and are reviewed and adjusted by management periodically to reflect actual and anticipated experience.

     Translation of currency

     Each of the divisions, parts of divisions and subsidiaries that comprise the Non-US Operations operate in their local currency environment. Assets and liabilities are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Translation gains and losses are accumulated in a separate component of Stockholders' Equity. Foreign currency transaction gains and losses affecting cash flows are included in current earnings. Transaction losses totalled $ 1,251 in 1994, and the gains amounted to $ 924.

     Income taxes

     Income taxes have been determined under Statement of Financial Accounting Standards No. 96, "Accounting of Income Taxes" which requires that any deferred tax liability or asset be determined based upon the differences between the financial statement tax basis of assets and liabilities as measured by enacted tax rates in effect when these differences are expected to reverse. The total tax expense is the amount of income taxes expected to be payable for the current year plus (or minus) the change from the beginning of the year in the deferred tax liability or asset established for the expected future tax consequences resulting from differences in the financial reporting and tax bases of assets and liabilities.

     In February 1992, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The impact of this standard on the Operations' results of operations and financial position is not expected to be material.

     The Non-US Operations have operated as various divisions, parts of divisions and subsidiaries of Siemens AG and its subsidiaries. Generally, no allocations of tax have been made to the entities comprising most of the Non-US Operations. Therefore, the income tax provision has been calculated as if the divisions had filed separate tax returns. Resulting current income taxes payable have been recorded as division equity except for certain subsidiaries which are direct taxpaying entities.

     Research and development

     Research and development costs are expensed as incurred and amounted to $ 9,282 for the year ended September 30, 1994.

     Cash flow information

     Cash paid for interest and income taxes was $ 889 and $ 5,766, respectively, for the year ended September 30, 1994.

     Substantially all of the Non-US Operations cash payments for income taxes are made to the parent companies in the various countries.

     Carve-out assumptions

     The Company has not historically accounted for the divisions and parts of divisions in its Non-US Operations separately. Generally, all assets, liabilities, revenue and expense associated with these divisions have been identified and reported herein. The components of beginning equity and intercompany balances cannot be identified as there has never been any specific identification of these amounts with the divisions. These amounts are aggregated and reported as division equity. Generally, the divisions have no debt and no related interest expense. This is consistent with the historical trend that most of the divisions have generated cash rather than used cash. One of the divisions has been a historical user of capital and pays interest to its parent company based on its working capital needs. This allocation is reported as interest expense of $ 454. The hypothetical debt is included in division equity. Debt and related interest and equity of subsidiary companies (rather than divisions) is reported herein as it specifically relates to the subsidiary companies.

3.   ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                    September 30, 1994

     Accounts receivable                                    46,190
     Less - allowance for doubtful accounts                - 3,569

                                                          $ 42,621


4.   INVENTORIES

     Inventories consist of the following:

                                                     September 30, 1993

     Raw materials                                         $ 5,872
     Work in process                                         5,684
     Consigned inventory                                     9,833
     Finished goods                                         11,739
     Less - obsolescence reserve                           - 2,280

                                                          $ 30,848

     Consigned inventory consists of finished goods held by hospitals.

5.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                     September 30, 1993

     Programmers                                           $ 5,369
     Test equipment                                          3,484
     Computer equipment                                      4,355
     Machinery and equipment                                 4,887
     Furniture and fixtures                                  1,760
     Tooling and molds                                       1,213
                                                            21,068

     Less - accum. depreciation & amortization            - 14,336

                                                           $ 6,734

6.   INCOME TAXES

     The provision for income taxes consists of the following:

     Current                                                 5,388
     Deferred                                                  187

                                                             5,575

     The significant components of deferred tax assets and liabilities were as follows:

                                       Deferred tax            Deferred tax
                                          assets               liabilities

     Temporary differences                                        1,067
     Statutory deferral                                           2,847
     Warranty and accruals                    92
     Intercompany profit elimination       3,662
     Other                                                           36

                                           3,754                  3,950

     For presentation purposes, deferred tax assets and liabilities are offset within taxing jurisdictions but not between jurisdictions.

     Division equity and retained earnings of the Operations are generally considered to be permanently reinvested except in certain countries where lack of dividends would result in additional taxes. If earnings were remitted assuming a U.S. parent, the remittance would be substantially free of additional U.S. tax assuming the foreign tax credits generated could be utilized in the tax return of the parent.

7.   RENTAL AND LEASE COMMITMENTS

     The approximate amounts of noncancellable operating lease commitments with terms of greater than one year, principally for the rental of buildings in France and the United Kingdom are as follows:

                Fiscal year ending September 30

                1994                        $ 690
                1995                          676
                1996                          596
                1997                          552
                1998                          445
                Thereafter                    445

                                          $ 3,404


8.   ACCRUED EXPENSES

     Accrued liabilities consist of the following:

     Licence fees                                 $ 1,530
     Employee withholding taxes                       329
     Warranty provision                             1,028
     Social fees                                      275
     Commissions                                      139
     Other                                          3,607

                                                  $ 6,908

9.   TRANSACTIONS WITH PARENT AND AFFILIATES

     In determining the operating expenses of the entities included herein which are not stand alone entities, allocations were made of the general corporate expenses of the respective parent companies and divisions based on employees, sales and square footage as appropriate. These allocations comprise most of the operating expenses. These charges included $ 1,115 for rent of facilities.

     Most of the Non-US Operations are divisions of companies within their respective countries which take part in a cash management system administered by the parent company in each country. As such, the divisions have no cash and payables, and receivables are settled through division equity. Accounts payable in the financial statements consist generally of invoices which have not been forwarded to the system for payment. Accrued expenses are generally estimates of the amounts which remain unpaid through the system. From the division's perspective, these amounts are settled when forwarded to the payment system.

     Included in net sales is approximately $ 4,000 of sales (2.6 % of total sales) made through Siemens affiliates whose operations are not included in this presentation. These affiliates generally mark up the product additionally for sales to third parties. The additional revenues, costs and effect of any inventory held at September 30 are not reflected in these financial statements. The most significant of these arrangements involves sales to affiliates in India, Argentina, Norway and in the Czech Republic.

     The French subsidiary has until September 30, 1994, participated in a central foreign exchange clearing house sponsored by Siemens AG. The clearing house has allowed for short term borrowings at interest rates which range from 7.4 % to 7.8 %. The amount related to these borrowings are presented in the financial statement as "Notes payable - Siemens".

     The Company both purchases and sells cardiac pacing devices to an affiliate in the United States. At September 30, 1994, the Company owed $ 12,333 to this affiliate. Sales made to this affiliate for the year ended September 30, 1994 aggregated $ 233. In addition, the Company had purchases of $ 39,990 from this affiliate.

10.  EMPLOYEE BENEFIT PLANS

     The Non-US Operations participate in various defined benefit and government sponsored plans. The benefits are generally based on years of service and employees' compensation. The required contributions vary with the legal requirements in each jurisdiction. The Non-US Operations' largest employee group is located in Sweden and participates in the Siemens-Elema AB defined benefit pension plan. Net allocated pension cost for the year ended September 30, 1994 was $ 560.

     The net pension cost allocated to Cardiac Systems Solna by Siemens-Elema AB which compares to $319 if pension expenses were determined in accordance with FAS 87. The plan is non-contributory and provides benefits based on salary levels and length of service. A portion of the benefits are paid up and fully insured and are therefore excluded from the analysis. The remaining benefits are the responsibility of Siemens-Elema AB, and although insured with the Pension Guarantee Mutual Insurance Company, are payable out of the assets of the company.

     In connection with the sale of the Non-US Operations, see note 14, the obligation of Siemens-Elema AB and the other parent companies of the Non-US Operations are to be assumed by the Buyer. In that connection, Siemens-Elema AB provided funds of approximately $7 million to the Buyer for this and certain other employee related liabilities assumed by the Buyer.

     Given that the Non-US Operations are only participants in the aforementioned defined benefit plans of their parent companies, i.e. multiemployer plans, and the parent company obligations were paid by Siemens-Elema AB to the buyer in connection with the sale, unfunded pension and employee termination obligations of approximately $5 million and approximately $2 million of certain other employee related obligations are not recorded in these financial statements of the Non-US Operations of Siemens Cardiac Systems at September 30, 1994.

     The Swedish company's pension expense is related to multiemployer pension plans agreed upon in union agreements for blue- and whitecollar employees. These could also be supplementary plans for senior management personnel. The company fulfills its obligations regarding the plan by providing for the liability in the accounting in combination with a credit insurance with FPG (a pension guarantee, mutual insurance company). The company is responsible for the pension commitment until the final payment to the employee has been made. The administrative procedure of pension payment is handled by PRI (Pension Registration Institute), which levies the corresponding amounts from the employer. PRI also calculates the pension liability each year. In order to use this pension plan system, the company must be granted the credit insurance with FPG. The transfer of the pension liability to another company is only permitted after an approval by FPG.

     Approximately 70 employees are participants of two other defined benefit pension plans.


11.  COMMITMENTS AND CONTINGENCIES

     There are no material law suits pending involving the Non-US Operations. On August 26, 1992, the Company has entered into a cross licensing agreement which requires royalty payments at varying rates on future sales of cardiac stimulation devices for a period of ten years.

     The French subsidiary has an obligation not to terminate employees over 50 years old. In the event of termination, the Company is obligated to pay the government FF 400,000 or approximately $ 75,700 per employee.

     The French subsidiary is committed to deliver pacemakers at a fixed price for a fixed period. It is not anticipated that any losses will be incurred resulting from this commitment.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS AND CURRENCY ADJUSTMENTS

     In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Statements". This Statement requires companies to disclose an estimate of the fair value of financial instruments, both on and off balance sheet, if it is practical to do so. Fair value is defined as the amount at which an instrument could be exchanged in a current transaction. The recorded amounts of the Non-US Operations' financial instruments, approximate the fair values.

13.  DIVISION EQUITY

     The following schedule reflects the changes in division equity for the year ended September 30, 1994:

     Division equity September 30, 1993                           48,804
     Reclassification of employee pension
      obligations, see note 10                                     7,138
     Net income                                                    9,971
     Advances (repayments)                                      - 13,658
     Net assets of entities added in 1994                            955
     Change in cumulative translation adjustment                   3,048

     Division equity September 30, 1994                         $ 56,258

14.  SUBSEQUENT EVENT

     The Non-US Operations along with the US Operations were sold by Siemens AG to the US company St. Jude Medical Incorporated, effected on September 30, 1994.

Solna, December 16, 1994

SIEMENS-ELEMA AB

/s/ C-G Myrin
C-G Myrin
Managing Director




                             EUROPEAN OPERATIONS OF

                            SIEMENS CARDIAC SYSTEMS

                          US GAAP FINANCIAL STATEMENTS

                FOR THE YEARS ENDED SEPTEMBER 30, 1993 AND 1992





REPORT OF INDEPENDENT ACCOUNTANTS


July 25, 1994

To the management and owners of Siemens Cardiac Systems European operations and Affiliates


In our opinion, the accompanying combined balance sheets and the related combined statements of income, retained earnings and of cash flows present fairly, in all material respects, the financial position of Siemens Cardiac Systems European operations and Affiliates (the Company), at September 30, 1992 and 1993, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companys management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with generally accepted auditing standards which requiare that the audit is planned and performed to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statments, assessing the accounting principles used and significant estimates made by management, and evaluation the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


\s\ Coopers & Lybrand





                 EUROPEAN OPERATIONS OF SIEMENS CARDIAC SYSTEMS


COMBINED BALANCE SHEET ($ IN THOUSANDS)

                                                            Sept. 30,  Sept. 30,
                                                              1993       1992
ASSETS
Cash                                                         $   864   $    551
Accounts receivable, net                                      48,969     53,392
Inventories, net                                              25,602     39,066
Due from affiliates                                            1,850      4,342
Deferred income taxes                                          2,563      3,211
Prepaid expenses                                                 316        668

                  Total current assets                        80,164    101,230

Property and equipment, net                                    6,181      6,867
Other assets                                                      60

                  TOTAL ASSETS                               $86,405   $108,097

LIABILITIES, SHAREHOLDER'S AND DIVISION EQUITY
Accounts payable - to affiliates                            $  5,662   $  5,540
Accounts payable - other                                       2,780      6,373
Accrued expenses                                              14,274     16,026
Notes payable - Siemens                                        6,952      1,966
Current deferred income taxes                                    337        138

                  Total current liabilities                   30,005     30,043

Pension and employee termination obligations                   5,970      6,792
Deferred income taxes                                          1,626      1,356

Common stock                                                   1,684      1,684
Division equity and paid in capital                           61,750     64,592
Cumulative translation adjustment                           - 14,630      3,630

      Total shareholder's and division equity                 48,804     69,906

      TOTAL LIABILITIES, SHAREHOLDER'S AND DIVISION EQUITY  $ 86,405   $108,097

See accompanying notes


COMBINED STATEMENT OF INCOME ($ IN THOUSANDS)

                                                              Year      Year
                                                              ended     ended
                                                             Sept. 30, Sept. 30,
                                                               1993       1992

Net sales                                                    $140,159   $145,109
Cost of products sold                                          66,479     73,924

                  Gross profit                                 73,680     71,185

Operating expenses

             Selling expenses                                  31,635     39,342
             General and administrative                         8,915     10,518
             Research and development                          10,285      9,460
             Royalties                                          4,200      2,744
             Other expense (income)                             2,742      - 228

                  Total operating expenses                     57,777     61,836

Operating income                                               15,903      9,349

Interest expense                                                1,911      1,321
Interest income                                               - 1,063      - 987

             Income before income taxes                        15,055      9,015

Provision for income taxes                                      4,984      4,215

             NET INCOME                                      $ 10,071   $  4,800



See accompanying notes

COMBINED STATEMENT OF CASH FLOWS ($ IN THOUSANDS)

                                                 Year ended Year ended
                                                  Sept. 30,  Sept. 30,
                                                    1993       1992

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                                         $10,071   $ 4,800

Adjustments to reconcile net income to net cash provided by (used for) operating activities

Depreciation and amortization                        2,641     3,368
Provision for deferred income taxes                  1,680      - 20
Loss on sale of assets                                  98        35
Changes in assets and liabilities:
   Accounts receivable, net                        - 5,301       961
   Inventories, net                                  1,697     2,121
   Other assets                                       - 60        34
   Other                                               189       - 3
   Accounts payable and accrued expenses             4,478     2,079
   Dividends payable                                   131        20
   Due to affiliates                               - 4,239     1,582
   Other liabilities                                   497       253

     Net cash provided by operating activities      11,882    15,230

CASH FLOWS FROM INVESTING ACTIVITIES:

Capital expenditures                               - 4,166   - 3,957
Proceeds from sales of assets                          248        40

     Net cash (used) for investing activities      - 3,918   - 3,917

CASH FLOWS FROM FINANCING ACTIVITIES:

Borrowings - notes payable Siemens                  11,075       379
Repayments - notes payable Siemens                 - 5,921     - 385
Dividends paid                                       - 133     - 103
Decrease / increase in amounts due parent         - 12,645  - 11,152

     Net cash (used in) financing activities       - 7,624  - 11,261

Effect of exchange rate changes on cash               - 27      - 43

     Net increase in cash                              313         9

Cash at beginning of year                              551       542

Cash at end of year                              $     864 $     551


See accompanying notes


NOTES TO COMBINED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION

The Company's primary business is the design, manufacture and sale of cardiac pacemakers. The accompanying financial statements include the accounts of the following entities which comprise the European Operations of the Company:

- Siemens Cardiac Systems Business in Sweden, a division of Siemens-Elema AB.

- Siemens Cardiac Systems Business in Germany, a part of the Siemens Medical Division of Siemens AG.

- Siemens Cardiac Systems Business in Italy, a part of Siemens S.P.A.

- Siemens Pacesetter S.A. in France, a wholly-owned subsidiary of Siemens S.A.

- Siemens Cardiac Systems Business in Spain, a part of Siemens S.A..

- Medical Production Ltd., in the United Kingdom, a subsidiary of Siemens plc.

The combined financial statements also include sales of affiliated cardiac systems products in the United Kingdom, Denmark, Belgium, Finland, Austria, Netherlands, Norway, Portugal, Venezuela and South Africa, and will in the following be referred to as "the Company" or "European Operations".

The accompanying combined financial statements have been prepared as if the European Operations of the Company, described above, had operated as a stand alone entity for the periods presented. These combined financial statements include substantially all of the combined assets, liabilities, revenues and expenses of certain divisions and subsidiaries of Siemens which comprise Siemens' European Cardiac Pacing Operations. All material transactions between entities included in the combined financial statements have been eliminated.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the more significant accounting policies followed by the European Operations in preparing these financial statements is as follows:

Revenues and receivables

The European Operations sell their products primarily to hospitals and distributors. Sales are concentrated primarily in Europe and Japan. Revenues and receivables are generally recorded when products are implanted in patients. Concentration of credit risk with respect to trade receivables is limited due to the large number of customers comprising the European Operations' customer base and their dispersion across many different geographies. The European Operations do not require collateral and maintain reserves for potential credit losses which historically have been consistent with management's expectations.

Inventories

Inventories are stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

Property and equipment

Property and equipment are recorded at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to ten years. Additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Leasehold improvements are amortized over the lesser of the useful lives of the assets or the term of the lease. When property or equipment is retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts. Gains or losses from retirements and disposals are recorded as other income or expense.

Provision for warranty claims

Provision for warranty costs are recorded at the time products are sold and are reviewed and adjusted by management periodically to reflect actual and anticipated experience.

Translation of currency

Each of the divisions, parts of divisions and subsidiaries that comprise the European Operations operate in their local currency environment. Assets and liabilities are translated to U.S. dollars at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Translation gains and losses are accumulated in a separate component of Stockholders' Equity. Foreign currency transaction gains and losses affecting cash flows are included in current earnings. Transaction losses totalled $ 245 in 1993 and transaction gains of $ 476 occurred in 1992.

Income taxes

Income taxes have been determined under Statement of Financial Accounting Standards No. 96, "Accounting of Income Taxes" which requires that any deferred tax liability or asset be determined based upon the differences between the financial statement tax basis of assets and liabilities as measured by enacted tax rates in effect when these differences are expected to reverse. The total tax expense is the amount of income taxes expected to be payable for the current year plus (or minus) the change from the beginning of the year in the deferred tax liability or asset established for the expected future tax consequences resulting from differences in the financial reporting and tax bases of assets and liabilities.

In February 1992, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". The European Operations expect to adopt this standard in fiscal 1994. The impact of this standard on the Operations' results of operations and financial position is not expected to be material.

The European Operations have operated as various divisions, parts of divisions and subsidiaries of Siemens AG and its subsidiaries. Generally, no allocations of tax have been made to the entities comprising most of the European Operations. Therefore, the income tax provision has been calculated as if the divisions had filed separate tax returns. Resulting current income taxes payable have been recorded as division equity except for certain subsidiaries which are direct taxpaying entities.

Research and development

Research and development costs are expensed as incurred and amounted to $ 10,285 for 1993 and $ 9,460 for 1992.

Cash flow information

Cash paid for interest and income taxes was $ 1,931 and $ 3,250, respectively, for the year ended September 30, 1993, and $ 1,271 and $ 4,172 respectively for the year ended September 30, 1992.

Substantially all of the European Operations cash payments for income taxes are made to the parent companies in the various countries.

Carve-out assumptions

The Company has not historically accounted for the divisions and parts of divisions in its European Operations separately. Generally, all assets, liabilities, revenue and expense associated with these divisions have been identified and reported herein. The components of beginning equity and intercompany balances cannot be identified as there has never been any specific identification of these amounts with the divisions. These amounts are aggregated and reported as division equity. Generally, the divisions have no debt and no related interest expense. This is consistent with the historical trend that most of the divisions have generated cash rather than used cash. One of the divisions has been a historical user of capital and pays interest to its parent company based on its working capital needs. This allocation is reported as interest expense of $ 1,454 in 1993 and $ 890 in 1992. The hypothetical debt is included in division equity. Debt and related interest and equity of subsidiary companies (rather than divisions) is reported herein as it specifically relates to the subsidiary companies.

3.   ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                               Sept. 30, 1993 Sept. 30, 1992

     Accounts receivable                          $ 52,304       $ 57,101
     Less - allowance for doubtful accounts        - 3,335         -3,709

                                                  $ 48,969       $ 53,392

Certain accounts receivable expected to be collected in greater than one year have been discounted to their present value. At September 30, 1993 and 1992, receivables are presented net of discounts of $ 1,012 and $ 957 respectively. During 1993 and 1992 $ 957 and $ 856 of interest income was recognized respectively.

4.   INVENTORIES

     Inventories consist of the following:

                                       Sept. 30, 1993         Sept. 30, 1992

     Raw materials                         $ 3,364                 $ 6,847
     Work in process                         3,114                   5,549
     Consigned inventory                     9,707                   9,353
     Finished goods                         11,705                  21,829
     Less - obsolescence reserve           - 2,288                 - 4,512

                                          $ 25,602                $ 39,066

     Consigned inventory consists of finished goods held by hospitals.

5.   PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

     Programmers                                 $ 5,748             $    6,480
     Test equipment                                3,253                  3,895
     Computer equipment                            4,769                  5,814
     Machinery and equipment                       4,817                  5,570
     Furniture and fixtures                        1,091                  1,444
     Tooling and molds                             1,042                  1,265
                                                  20,720                 24,468
     Less - accum. depreciation & amortization  - 14,539             $ - 17,601

                                                 $ 6,181             $    6,867

6.   INCOME TAXES

     The provision (benefit) for income taxes consists of the following:

                                                   1993               1992

     Current                                     $ 3,304            $ 4,210
     Deferred                                      1,680                  5
                                                 $ 4,984            $ 4,215

The significant components of deferred tax assets and liabilities were as follows:


                                     September 30, 1993          September 30, 1992
                                  Deferred tax Deferred tax   Deferred tax Deferred tax
                                     assets     liabilities     assets      liabilities

ACT tax recoverable                  $            $  -33        $            $   -97
Inventory                                            540            96           131
Statutory deferral                                 1,574                       1,591
Warranty and accruals                    87         -481             5          -308
Fixed assets                                         429                         102
NOL carry forwards                                  -155
Intercompany profit elimination       2,476                      3,110
Other                                                 89                          75

                                     $2,563       $1,963        $3,211       $ 1,494


For presentation purposes, deferred tax assets and liabilities are offset within taxing jurisdictions but not between jurisdictions.

Division equity and retained earnings of the Operations are generally considered to be permanently reinvested except in certain countries where lack of dividends would result in additional taxes. If earnings were remitted assuming a U.S. parent, the remittance would be substantially free of additional U.S. tax assuming the foreign tax credits generated could be utilized in the tax return of the parent.

7.   RENTAL AND LEASE COMMITMENTS

The approximate amounts of noncancellable operating lease commitments with terms of greater than one year, principally for the rental of buildings in France and the United Kingdom are as follows:

       Fiscal year ending September 30

       1994                     $   618
       1995                         600
       1996                         583
       1997                         583
       1998                         583
       Thereafter                   867

                                $ 3,834

Net rental expense for the year to third parties was $ 520 in 1993 and $ 825 in 1992 under all operating leases.

8.   ACCRUED EXPENSES

     Accrued liabilities consist of the following:

                                          Sept. 30, 1993         Sept. 30, 1992

     Loss on forward exchange contract      $  2,569
     Vacation                                  2,518                $  3,715
     Other employee benefits                   1,112                   1,833
     Salaries and wages                        1,660                   1,088
     Royalties                                 1,258                   3,174
     Commissions                               1,379                   1,876
     Warranty                                    831                   1,154
     Value added tax                             993                   1,171
     Other                                     1,954                   2,015

                                            $ 14,274                $ 16,026

9.   TRANSACTIONS WITH PARENT AND AFFILIATES

In determining the operating expenses of the entities included herein which are not stand alone entities, allocations were made of the general corporate expenses of the respective parent companies and divisions based on employees, sales and square footage as appropriate. These allocations comprise most of the operating expenses. These charges included $ 1,454 in 1993 and $ 2,104 in 1992 for rent of facilities. Operating expenses include $ 1,473 in 1993 and $ 1,069 in 1992 of corporate charges (management and overhead fees) which do not relate to specific services provided.

Most of the European Operations are divisions of companies within their respective countries which take part in a cash management system administered by the parent company in each country. As such, the divisions have no cash and payables, and receivables are settled through division equity. Accounts payable in the financial statements consist generally of invoices which have not been forwarded to the system for payment. Accrued expenses are generally estimates of the amounts which remain unpaid through the system. From the division's perspective, these amounts are settled when forwarded to the payment system.

Included in 1993 net sales is approximately $ 2,500 of sales (1.8 % of total sales) made through Siemens affiliates whose operations are not included in this presentation. These affiliates generally mark up the product additionally for sales to third parties. The additional revenues, costs and effect of any inventory held at September 30 are not reflected in these financial statements. The most significant of these arrangements involves sales to affiliates China, India and the Czech Republic. In 1992 sales to these affiliates were approximately $ 2,540 (1.8 % of total sales).

The French subsidiary participates in a central foreign exchange clearing house sponsored by Siemens AG. The clearing house allows for short term borrowings at interest rates which range from 7.4 % to 7.8 %. The subsidiary's participation in this arrangement commenced during the year ended September 30, 1993 and replaced the previous overdraft borrowing arrangement with Siemens AG which also charged interest at similar rates. The amount related to these borrowings is presented in the financial statement as "Notes payable - Siemens".

The Company both purchases and sells cardiac pacing devices to an affiliate in the United States. At September 30, 1993 and 1992, the Company owed $ 5,923 and $ 5,345 respectively to this affiliate. Sales made to this affiliate for the year ended September 30, 1993 and 1992 aggregated $ 2,910 and $ 2,254 respectively. In addition, the Company had purchases of $ 30,584 from this affiliate in 1993 and $ 32,666 in 1992.

10.  EMPLOYEE BENEFIT PLANS

The European Operations participate in various defined benefit and government sponsored plans. The benefits are generally based on years of service and employees' compensation. The required contributions vary with the legal requirements in each jurisdiction. The European Operations' largest employee group is located in Sweden and participates in the Siemens-Elema AB defined benefit pension plan. Net allocated pension cost 1993 was $ 1,080 and $ 619 for 1992.

The net pension cost allocated to Cardiac Systems Solna by Siemens-Elema AB compares to $ 367 in 1993 and $ 489 in 1992 if pension expenses were determined in accordance with FAS 87. The plan is non-contributory and provides benefits based on salary levels and length of service. A portion of the benefits are paid up and fully insured and are therefore excluded from the analysis. The remaining benefits are the responsibility of Siemens-Elema AB, and although insured with the Pension Guarantee Mutual Insurance Company, are payable out of the assets of the company.

The following table reflects the amounts recognized in the balance sheet at September 30, 1993 and 1992. The actuarial valuation was done based on the identification of employees specific to Cardiac Systems Solna that have worked in the business during 1992 and 1993 as complete historical employee records are not available by business within Siemens-Elema AB. Based on the actuarial report, Cardiac Systems Solna represents approximately 7% of the accrued liability. Cardiac Systems Solna represents approximately 17% of the active employees of Siemens-Elema AB.

Actuarial present value of benefit obligation:            1993     1992

     Vested                                             $1,923   $2,752
     Non vested                                              0        0

Accumulated Benefit Obligation                           1,923    2,752

Additional Benefit due to salary increases                 677    1,173

Projected Benefit Obligation                             2,600    3,925

Fair Value of Plan Assets                                    0        0

Projected Benefit Obligation in Excess of Plan Assets    2,600    3,925

Unrecognized Actuarial Gain                                313        0

Unrecognized Transition Loss                             - 187    - 305

Pension Liability Included in Balance Sheet             $2,726   $3.620

Net Pension Cost Includes the Following:

Service Cost                                            $  159      215
Interest Cost                                              198      254
Amortization                                                10       20

Net Periodic Pension Cost                               $  367   $  489

The following assumptions were used to develop the projected benefit obligation:

       Discount rate               7%
       Salary increase rate      4.5%
       Inflation                 3.5%

Approximately 70 employees are participants of two other defined benefit pension plans. Net pension cost under these plans totalled $ 185 in 1993 and $ 186 in 1992. One of the plans is unfunded, resulting in a liability of $ 1,278 computed under FAS 87 ($ 1,291 at September 30, 1992). The other plan is believed to be overfunded, based on an actuarial evaluation completed in 1992 which was not prepared in accordance with FAS 87.

Actuarial assumptions used in developing the plan information included projected salary increase rates of 4 to 7.5 %, discount rates of 7 % and projected investment returns of 9 % for the funded plan.

In certain countries, the divisions may be obliged to pay certain anniversary, service and termination benefits upon the retirement or termination of employees. The estimated obligations have been accrued based on the divisions' experience. Such amounts are classified as non-current liabilities.

11.  COMMITMENTS AND CONTINGENCIES

There are no material lawsuits pending involving the European Operations. On August 26, 1992, the Company has entered into a cross licensing agreement which requires royalty payments at varying rates on future sales of cardiac stimulation devices for a period of ten years.

The French subsidiary has an obligation not to terminate employees over 50 years old. In the event of termination, the Company is obligated to pay the government FF 400,000 or approximately $ 71,000 per employee.

The French subsidiary is committed to deliver pacemakers at a fixed price for a fixed period. It is not anticipated that any losses will be incurred resulting from this commitment.

12.  FAIR VALUE OF FINANCIAL INSTRUMENTS AND CURRENCY ADJUSTMENTS

In December 1991, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Statements". This Statement requires companies to disclose an estimate of the fair value of financial instruments, both on and off balance sheet, if it is practical to do so. Fair value is defined as the amount at which an instrument could be exchanged in a current transaction. The recorded amounts of the European Operations' financial instruments, approximate the fair values.

The European Operations have entered into foreign currency forward contracts in anticipation of export sales transactions. As these transactions are not based on firm commitments, the forward contracts are treated as speculative. Consequently, a reserve is established as of September 30, 1993, calculated by multiplying the foreign currency amount by the difference between the forward rate available and the contract forward rates. The resulting loss of $ 2,569 is included in accrued liabilities.

13.  DIVISION EQUITY

The following schedule reflects the changes in division equity for the two years in the period ended September 30, 1993:

                                                1993      1992

Division equity, beginning                    $69,906   $72,793
Net income                                     10,071     4,800
Dividends                                       - 268     - 133
Advances (repayments)                        - 12,645  - 11,152
Change in cumulative translation adjustment  - 18,260     3,598

Division equity, ending                       $48,804   $69,906

14.    SUBSEQUENT EVENT

During 1994, Siemens Corporation retained investment counsel in order to pursue the sale of its cardiac pacemaker business which includes the European Operations. On June 26, 1994, an agreement was reached to sell the business subject to the fulfillment of standard conditions precedent to closing including approval by certain regulatory authorities.

Solna, July 25, 1994

SIEMENS-ELEMA AB
Cardiac Systems Division, Solna

/s/ Knut Ekdahl
Knut Ekdahl
Controller